                                                                    EXHIBIT 4.1

                            CARRIZO OIL & GAS, INC.

             STATEMENT OF RESOLUTION ESTABLISHING SERIES OF SHARES

                                   DESIGNATED

                          9% SERIES A PREFERRED STOCK


         Pursuant to Article 2.13 of the Texas Business Corporation Act


                 Carrizo Oil & Gas, Inc., a Texas corporation (the "Corporation"), hereby certifies:

                 A. That, pursuant to the authority contained in Article IV of the Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation") and in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act (the "TBCA"), the Board of Directors of the Corporation has duly adopted, by unanimous written consent dated as of January 6, 1998, the following resolution creating and providing for the establishment and issuance of a series of shares of Preferred Stock as hereinafter described, providing for the designations, preferences, limitations and relative, voting, redemption and other rights thereof and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Articles of Incorporation, all in accordance with the provisions of Article 2.13 of the TBCA.

                 RESOLVED, that pursuant to Article IV of the Articles of Incorporation, which authorizes the issuance of 50,000,000 shares of stock, consisting of 10,000,000 shares of preferred stock, par value of $.01 per share (the "Preferred Stock"), none of which is outstanding, and 40,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), the Corporation hereby provides for the issuance of a series of 500,000 shares of Preferred Stock, designated as 9% Series A Preferred Stock ("Series A Preferred Stock"), and hereby approves the designation, issuance and sale by this Corporation of 500,000 shares of the Series A Preferred Stock and hereby provides for the following designations, preferences, limitations and relative, voting, redemption and other rights thereof and the qualifications, limitations or restrictions thereof:

                 1. Designation of the Series. There shall be a series of Preferred Stock designated as "9% Series A Preferred Stock", par value $.01 per share, consisting of 500,000 shares. Each share of Series A Preferred Stock shall be referred to herein as a "Series A Preferred Share" or "Share".





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                 2.       Voting.

                 (a) Except as provided in this Section 2 or as otherwise required by law, the Series A Preferred Stock shall not have any right to vote for the election of directors or for any other purpose. So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the Shares entitled to vote thereon (unless a higher percentage is required by law or the Articles of Incorporation) or written consent of the holders of a majority of all outstanding Shares, voting or consenting separately as a class:

                 (i) authorize or issue, or increase the authorized amount of, (A) any Senior Stock (as defined herein) or Parity Stock (as defined herein) or (B) any security convertible into or exchangeable or exercisable for Senior Stock or Parity Stock; provided that the foregoing shall not restrict the issuance of additional shares of Series A Preferred Stock pursuant to the first two paragraphs of
         Section 3 of this Statement of Resolution;

                 (ii) amend the Articles of Incorporation to: (A) increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, (B) increase or decrease the par value of the shares of Series A Preferred Stock, (C) effect an exchange, reclassification or cancellation of all or part of the shares of Series A Preferred Stock, (D) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of Series A Preferred Stock, (E) change the designations, preferences, limitations, or relative rights of the shares of Series A Preferred Stock, (F) change the shares of Series A Preferred Stock into the same or a different number of shares, either with or without par value, of the same class or series or another class or series, (G) create a new class or series of shares having rights and preferences equal, prior or superior to the shares of Series A Preferred Stock, or increase the rights and preferences of any class or series having rights and preferences equal, prior or superior to the shares of Series A Preferred Stock, or increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of Series A Preferred Stock in such a manner as to become equal, prior or superior to the shares of Series A Preferred Stock or (H) cancel or otherwise affect dividends on the shares of Series A Preferred Stock which had accrued but had not been declared;

                 (iii) merge or effect a share exchange with any corporation or other entity (as defined in Article 1.02 of the TBCA) if (A) the plan of merger contains provisions that if contained in a proposed amendment to the Articles of Incorporation would require approval under clause (ii) above, (B) shares of Series A Preferred Stock are to be exchanged pursuant to the plan of exchange or (C) the Corporation is the sole surviving corporation in the merger and (1) the voting power of the number of voting shares (as defined in Article 5.03 of the TBCA) outstanding immediately after the merger, plus the voting power of the number of voting shares





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         issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights to purchase securities issued pursuant to the merger), exceeds by more than 30 percent the voting power of the total number of voting shares of the Corporation outstanding immediately before the merger; or (2) the number of participating shares (as defined in Article 5.03 of the TBCA) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights to purchase securities issued pursuant to the merger),exceeds by more than 30 percent the total number of participating shares of the corporation outstanding immediately before the merger; and

                  (iv) sell, lease, exchange or otherwise dispose (not including any pledge, mortgage, deed of trust or trust indenture, but including any sale, lease, exchange or other disposition in foreclosure, liquidation or otherwise in any attempt to realize upon the value of such pledge, mortgage, deed of trust or other trust indenture) of all, or substantially all, the property and assets of the Corporation, with or without the good will of the Corporation, whether or not made in the usual and regular course of its business and whether in a single transaction or series of related transactions, if such sale, lease, exchange or other disposition would adversely impact the preferences, rights, powers or privileges of the holders of the Series A Preferred Stock.

                 Except as otherwise set forth herein, to the extent that the holders of the Series A Preferred Stock shall have the right to vote as a class (alone or together with any other series of stock of the Corporation) pursuant to the requirements of applicable law on any matter not set forth herein as requiring the vote of such holders, the approval of such matter shall require only the vote of the holders of a majority of the Shares entitled to vote thereon (unless a higher percentage is required by law or the Articles of Incorporation) or written consent of the holders of a majority of the Shares entitled so to vote. Without limiting the generality of the foregoing, to the extent the vote of holders of Series A Preferred Stock is required (pursuant to provisions of current law or any change thereto) for approval of (1) any plan of merger, consolidation or exchange for which the TBCA requires a shareholder vote, (2) any disposition of assets for which the TBCA requires a shareholder vote, (3) any dissolution of the Corporation for which the TBCA requires a shareholder vote, and (4) any amendment of the articles of incorporation of the Corporation for which the TBCA requires a shareholder vote, such vote shall be (in lieu of any greater vote required by the TBCA) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote thereon.

                 (b) If the Corporation fails to redeem the required number of Series A Preferred Shares (1) on January 8, 2005 as required by
Section 4(b)(i) or (2) on the applicable Redemption Date (as defined herein) as required by Section 4(b)(ii) (excluding Section 4(b)(ii)(E) and (F)), then the number of directors constituting the Board of Directors shall, effective as of the time of election of such additional directors as hereinafter provided and without further action, be increased by that





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number of directors constituting the Board of Directors plus one additional director and the holders of shares of Series A Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect the directors of the Corporation to fill such newly created directorships (the remaining directors to be elected by other classes of stock entitled to vote therefor) at each meeting of shareholders held for the purpose of electing directors. Such additional directors shall continue as directors and such additional voting right shall continue until such time as the shares of Series A Preferred Stock presented for redemption and required to be redeemed as provided in Section 4(b) (excluding Section 4(b)(ii)(E) and (F)) have been redeemed or all necessary funds have been set aside for payment as provided in Section 6, as the case may be, at which time (A) such additional directors shall cease to be directors,
(B) such additional voting right of the holders of Series A Preferred Stock shall terminate and (C) the number of directors constituting the Board of Directors shall, without further action, be decreased to that number of directors remaining as directors following the effect of clause (A) above (but subject to later adjustment in accordance with the Articles of Incorporation and the Bylaws); provided that this sentence shall not limit the effect of the preceding sentence upon the failure by the Corporation to redeem the required number of Series A Preferred Shares upon the occurrence of any subsequent redemption obligation provided in Section 4(b). The rights under this subparagraph expire at such time as the Corporation has repurchased or redeemed all of the outstanding Series A Preferred Stock.

                 (c) Unless and for so long as holders of Series A Preferred Stock are entitled to elect directors pursuant to Section 2(b), if the Corporation fails to redeem the required number of Series A Preferred Shares on the applicable Redemption Date (as defined herein) as required by
Section 4(b)(ii)(E), then the number of directors constituting the Board of Directors shall, effective as of the time of election of such additional directors as hereinafter provided and without further action, be increased by the number equal to the difference between (i) the whole number nearest to the quotient of (A) the number of directors then constituting the Board of Directors (unless such number is less than two, in which case the number of directors then constituting the Board of Directors shall be deemed to be two for purposes of this calculation) divided by (B) 0.73 and (ii) the number of directors then constituting the Board of Directors, and the holders of shares of Series A Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect the directors of the Corporation to fill such newly created directorships (the remaining directors to be elected by other classes of stock entitled to vote therefor) at each meeting of shareholders held for the purpose of electing directors. Such additional directors shall continue as directors and such additional voting right shall continue until such time as the shares of Series A Preferred Stock presented for redemption and required to be redeemed as provided in Section 4(b)(ii)(E) have been redeemed or all necessary funds have been set aside for payment as provided in Section 6, as the case may be, at which time (A) such additional directors shall cease to be directors, (B) such additional voting right of the holders of Series A Preferred Stock shall terminate and (C) the number of directors constituting the Board of Directors shall, without further action, be decreased to that number of directors remaining as directors following the effect of clause (A) above (but subject to later adjustment in accordance with the Articles of Incorporation and the Bylaws); provided that this sentence shall not limit the effect of the preceding sentence upon the





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failure by the Corporation to redeem the required number of Series A Preferred
Shares upon the occurrence of any subsequent redemption obligation provided in
Section 4(b). The rights under this subparagraph expire at such time as the Corporation has repurchased or redeemed all of the outstanding Series A Preferred Stock.

                 (d) The rights of holders of shares of Series A Preferred Stock to take any action as provided in this Statement of Resolutions may be exercised at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose or at any adjournment thereof, or without a meeting, without prior notice and without a vote, if a consent or counterpart consents in writing, setting forth the action so taken, shall be signed by the holder or holders of Shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all Shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those holders of Series A Preferred Shares who did not consent in writing to the action.

                 For the taking of any action as provided in this Section 2 by the holders of shares of Series A Preferred Stock or for any action as to which the holders of Series A Preferred Stock are entitled to vote, each such holder shall have one vote for each share of such stock standing in its name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

                 So long as the right to vote pursuant to Section 2(b) or
Section 2(c) continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), upon the written request of holders of a majority of the shares of Series A Preferred Stock outstanding addressed to the Secretary of the Corporation at the principal office of the Corporation, the Secretary of the Corporation shall call a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within thirty (30) days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the bylaws of the Corporation, as then in effect (the "Bylaws"), for the holding of meetings of shareholders.

                 Each director elected by the holders of shares of Series A Preferred Stock as provided in Section 2(b) or Section 2(c) shall, unless such director's term shall expire earlier, hold office until the annual meeting of shareholders next succeeding such director's election or until such director's successor, if any, is elected and qualified.

                 In case any vacancy shall occur among the directors elected by the holders of shares of Series A Preferred Stock as provided in Section 2(b) or Section 2(c), such vacancy may be filled for the unexpired portion of the term by majority vote of the remaining directors theretofore elected by such holders (if there is one or more remaining directors), or each such director's successor in office. If any such vacancy is not so filled within 20 days after the creation thereof or if all directors





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so elected by the holders of Series A Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of the Series A Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired term of the directors whose places shall be vacant.

                 Holders of shares of Series A Preferred Stock wishing to nominate one or more individuals to stand for election pursuant to Section 2(b) or Section 2(c) at an annual or special meeting must provide written notice thereof to the Board of Directors not less than two business days in advance of the meeting. Directors that are elected by holders of Series A Shares shall be elected by a plurality of the votes cast by the holders of Shares entitled to vote in such election at a meeting of holders of such Shares at which a quorum is present.

                 Any director elected by the holders of shares of Series A Preferred Stock may be removed from office with or without cause only by the vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock. A special meeting of the holders of shares of Series A Preferred Stock for such purpose may be called in accordance with the procedures set forth in Section 2(b) or Section 2(c).

                 3. Dividends. The fifteenth day of January (but not January 15, 1998), April, July and October on which the Series A Preferred Stock shall be outstanding shall be deemed to be a "Dividend Due Date" (except that if any such date is a Saturday, Sunday or legal holiday, then the next succeeding date that is not a Saturday, Sunday or legal holiday shall be the Dividend Due Date). The holders of Series A Preferred Shares shall be entitled to receive, if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of $9.00 per year on each Series A Preferred Share and no more, calculated on the basis of a year of 360 days consisting of twelve 30-day months, payable quarterly on each Dividend Due Date, with respect to the quarterly period ending on the Record Date (as defined herein) with respect to such Dividend Due Date. Dividends will be paid, at the option of the Corporation, (i) in cash or (ii) until and including the January 15, 2002 Dividend Due Date, by issuing additional fully paid and nonassessable shares of Series A Preferred Stock (or fractions thereof) at the annual rate of 0.09 of a Share of Series A Preferred Stock on each Series A Preferred Share. Dividends on each Series A Preferred Share (or fraction thereof) shall accumulate and be cumulative from and after the date of initial issuance of Series A Preferred Shares (or in the event of a Share (or fraction thereof) initially issued after the first issuance of any Shares, from the immediately preceding Dividend Due Date or, if none, from the date of such first issuance). The record date for the payment of dividends shall be the last day of December, March, June or September, as the case may be, immediately preceding the relevant Dividend Due Date (the "Record Date"). For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York or Houston, Texas.

                 Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of





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Series A Preferred Stock pursuant to this Section 3 and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue, and shall be payable in the same manner and at such times as provided for in this Section 3 with respect to dividends on each outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of all distributions made with respect to each outstanding share of Series A Preferred Stock pursuant to this Section 3, and all such distributions shall be payable in the same manner and at such times as provided for in this Section 3 with respect to distributions on each outstanding share of Series A Preferred Stock.

                 On each Dividend Due Date all dividends which shall be accumulated on each Series A Preferred Share outstanding on such Dividend Due Date shall be deemed to become "due". Any dividend which shall not be paid on the Dividend Due Date on which it shall become due shall be deemed to be "past due" until such dividend shall be paid or until the Series A Preferred Share with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. If any dividend payable pursuant to this
Section 3 is not paid on the Dividend Due Date therefor, then the amount of such dividend shall be computed as if the amount thereof had been compounded quarterly from the date of such Dividend Due Date to the date such dividend is paid.

                 When dividends are not paid in full upon all shares of Parity Stock (including Series A Preferred Stock), all dividends declared upon shares of Parity Stock will be declared pro rata, subject to either rounding or the elimination of fractional shares in accordance with Texas law, so that in all cases the amount of dividends declared per share on the Parity Stock bears to each other the same ratio that the accumulated dividends per share on the shares of Parity Stock bear to each other. So long as any Series A Preferred Shares are outstanding, (i) no dividends in cash, securities or other property may be declared, paid or set aside for payment or any other distribution made upon any Junior Stock (other than dividends or distributions in Junior Stock or dividends of rights to purchase preferred or common stock of the type commonly known as "poison pill rights"; provided that such poison pill rights shall not be triggered solely as a result of the exercise of the rights and remedies under this Statement of Resolution, the Stock Purchase Agreement dated as of January 8, 1998 by and among the Corporation and Enron Capital & Trade Resources Corp., a Delaware corporation ("Enron"), and Joint Energy Development Investments II Limited Partnership, a Delaware limited partnership ("JEDI II"), the Warrant Certificates dated as of January 8, 1998 issued pursuant to such Stock Purchase Agreement and/or the Shareholders' Agreement dated as of January 8, 1998 (as it may from time to time be amended) by and among the Company, S.
P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Steven A. Webster, Douglas
A. P. Hamilton, DAPHAM Partnership L.P., Douglas A. P. Hamilton 1997 GRAT, Enron and JEDI II (the "Shareholders' Agreement"), and (ii) except for redemptions, purchases or acquisitions of Series A Preferred Stock, no Parity Stock may be (A) redeemed pursuant to a sinking fund or otherwise (unless all the Parity Stock is redeemed or a pro rata redemption is made from all holders of Parity Stock, the amount allocable to each series of such Parity Stock being determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and the shares of each series are to be redeemed only on a pro rata basis) or (B) purchased or otherwise acquired for any consideration by the Corporation; and (iii) no Junior Stock may be redeemed or acquired for





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consideration except by conversion into or exchange for other Junior Stock;
provided however that the Corporation shall be entitled to pay in cash such sum as may be required to eliminate fractional shares. "Parity Stock" shall collectively mean all equity securities of the Corporation which rank on a parity with the Series A Preferred Stock, as to dividends (when such term is used with respect to the payment of dividends), as to payments upon redemption (when such term is used with respect to payments upon redemption) or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (when such term is used with respect to the distribution of assets upon liquidation, dissolution or winding up), whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class of stock and the Series A Preferred Stock shall be entitled to the receipt of dividends (when such term is used with respect to the payment of dividends) or of amounts payable upon redemption (when such term is used with respect to payments upon redemption) or distributable upon liquidation, dissolution or winding up of the Corporation (when such term is used with respect to the distribution of assets upon liquidation, dissolution or winding
up), as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or redemption or liquidation prices, without preference or priority of one over the other. "Junior Stock" shall collectively mean all equity securities (including the common stock, par value $.01 per share) of the Corporation which do not have a preference or priority over the Series A Preferred Stock, as to dividends (when such term is used with respect to the payment of dividends), as to payments upon redemption (when such term is used with respect to payments upon redemption) or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (when such term is used with respect to the distribution of assets upon liquidation, dissolution or winding up), if the holders of Series A Preferred Stock shall be entitled to receipt of dividends (when such term is used with respect to the payment of dividends) or of amounts payable upon redemption (when such term is used with respect to payments upon redemption) or distributable upon liquidation, dissolution or winding up of the Corporation (when such term is used with respect to the distribution of assets upon liquidation, dissolution or winding up), as the case may be, in preference or priority to the holders of shares of such stock. "Senior Stock" shall collectively mean all equity securities of the Corporation which rank prior to the Series A Preferred Stock, as to dividends (when such term is used with respect to the payment of dividends), as to payments upon redemption (when such term is used with respect to payments upon redemption) or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (when such term is used with respect to the distribution of assets upon liquidation, dissolution or winding up), if the holders of such class shall be entitled to the receipt of dividends (when such term is used with respect to the payment of dividends) or of amounts payable upon redemption (when such term is used with respect to payments upon redemption) or distributable upon liquidation, dissolution or winding up of the Corporation (when such term is used with respect to the distribution of assets upon liquidation, dissolution or winding up), as the case may be, in preference or priority to the holders of Series A Preferred Stock.

                 Any reference to "dividend" or "distribution" in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the





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Corporation, whether voluntary or involuntary, unless such reference specifically refers to such liquidation, dissolution or winding up of the Corporation.

                 4.       Redemption.

                 (a) The Series A Preferred Shares may be redeemed at the option of the Corporation, upon 30 days' prior written notice, as a whole at any time or in part from time to time, at a Redemption Price (as set forth in (i) through (iv) below) per share, together with all dividends accumulated and unpaid to the Redemption Date (as defined below), as follows:

                 (i) if the Redemption Date occurs within 12 months of the date of initial issuance of the Series A Preferred Shares, $104.50 per share;

                 (ii) if the Redemption Date occurs after 12 months from but within 24 months of the date of initial issuance of the Series A Preferred Shares, $102.25 per share;

                 (iii) if the Redemption Date occurs after 24 months from but within 36 months of the date of initial issuance of the Series A Preferred Shares, $101.125 per share; and

                 (iv) if the Redemption Date occurs after 36 months from the date of initial issuance of the Series A Preferred Shares, $100.00 per share.

                 (b)(i) The Series A Preferred Shares shall be called for redemption by the Corporation and redeemed on January 8, 2005 at a Redemption Price per share of $100 plus all dividends accumulated and unpaid to the Redemption Date.

                 (ii) The Series A Preferred Shares shall be redeemed by the Corporation at a Redemption Price (as set forth in (i) through (iv) of Section 4(a)) per share, together with all dividends accumulated and unpaid to the Redemption Date, on a Redemption Date occurring no later than 90 days following a request for redemption by holders of at least 30,000 of the Series A Preferred Shares (as adjusted for any stock splits or combinations from the date of initial issuance, or if fewer than such number of Series A Preferred Shares are outstanding at such time, then all of the outstanding Series A Preferred Shares) and the occurrence of one of the following events (an "Optional Redemption Event"): (A) at any point in time the Corporation has failed to declare and pay any two dividends in the amount then due and payable on or before the Dividend Due Date for the second of such dividends and such dividends remain unpaid at such time or (B) the Corporation breaches any covenant set forth in the penultimate paragraph of Section 3 hereof or (C) for two consecutive fiscal quarterly periods after the initial date of issuance of any Series A Preferred Stock, the quarterly Cash Flow (as defined below) of the Corporation is less than the





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         amount of the dividends accrued in respect to the Series A Preferred
         Stock during such fiscal quarter (provided that solely for purposes of this provision, notwithstanding anything in this Statement of Resolution to the contrary, all dividends shall be deemed to be accrued in cash) or (D) (1) the Corporation shall have failed to pay more than $50,000 of any obligation on any indebtedness for borrowed money of more than $1,000,000 when such amount more than $50,000 becomes due and payable and such failure shall continue after the applicable grace period, if any, granted by the lender for such indebtedness; or (2) any other event shall occur or condition shall exist under any indebtedness for borrowed money at a time when the outstanding principal amount thereunder is at least $1,000,000, if such event or condition has caused the acceleration of such indebtedness or (E) there is a violation (which has not been waived) of Section 2.1 of the Shareholders' Agreement or (F) there occurs by the Corporation a sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture, but including any sale, lease, exchange or other disposition in foreclosure, liquidation or otherwise in any attempt to realize upon the value of such pledge, mortgage, deed of trust or other trust indenture) of all, or substantially all, the property and assets, with or without the good will of the Corporation, whether or not made in the usual and regular course of its business and whether in a single transaction or series of related transactions which sale, lease, exchange or other disposition does not provide for the redemption of the Series A Preferred Stock (and without limiting the generality of any other provision hereof, such right to be redeemed constitutes a preference, right, power and privilege of the holders of the Series A Preferred Stock); provided, however, that if an Optional Redemption Event has previously occurred, any subsequent event shall not be deemed to be an Optional Redemption Event. For purposes hereof, "Cash Flow" shall mean net income prior to preferred dividends and accretion
         (i) plus (to the extent included in net income prior to preferred dividends and accretion) depreciation, depletion and amortization and other non-cash charges and losses on the sale of property and (ii) minus non-cash income items and required principal payments on indebtedness for borrowed money with a maturity from the original date of incurrence of such indebtedness of six months or greater (excluding voluntary prepayments and refinancings, but including prepayments (other than in connection with refinancings) which would otherwise be due under such indebtedness within a 60-day period following the date of such prepayment).

                 A request for redemption pursuant to this Section 4(b)(ii) may be made by holders, (1) at any time after such Optional Redemption Event and not later than 45 days after the Corporation provides notice to holders of Series A Preferred Shares of such Optional Redemption Event and (2) on one or more occasions from and after the expiration of such 45-day period with respect to an Optional Redemption Event until all Series A Preferred Shares are redeemed, within 30 days following the date the Corporation files with the Securities and Exchange Commission its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q with respect to the first six months of its fiscal year, unless the Corporation fails to make any such filing on or before March 31 with respect to such Annual Report and August 15 with respect to such Quarterly Report, in which case a request may be made any time from and after such dates until 30 days following the date the Corporation makes such filing.

                 (c) For purposes hereof, "Redemption Date" shall mean the applicable date of any redemption of the Series A Preferred Shares made by the Corporation pursuant to this Section 4 and "Redemption Price" shall mean the applicable redemption price per share paid by the Corporation for any redemption of the Series A Preferred Shares pursuant to this Section 4.

                 No sinking fund shall be established for the Series A Preferred Stock.

                 Notice of any redemption of the Series A Preferred Shares required to be given by the Corporation shall be mailed by means of certified mail (return receipt requested), postage paid, addressed to the holders of record of the Series A Preferred Shares, at their respective addresses then appearing on the books of the Corporation and last known address (if different), and transmitted by facsimile to holders of Series A Preferred Shares that have provided the Corporation with facsimile instructions (at the facsimile number so provided), at least twenty (20) but not more than sixty
(60) days prior to the Redemption Date, and each such notice shall be deemed received by the holder of record three days following deposit with the United States Postal Service. Each notice of redemption shall specify (i) the Redemption Date that has been selected by the Company (but which must be within 60 days of the date of the mailing of the notice of redemption and in all cases no later than January 8, 2005), (ii) the Redemption Price, (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the Redemption Price (which shall be at a reasonable location in the United States), (iv) whether all or less than all Series A Preferred Shares are being redeemed and the total number of Series A Preferred Shares being redeemed and (v) whether the redemption is pursuant to Section 4(a) or (b) hereof, and if pursuant to Section 4(b)(ii), that the redemption is pursuant to one or more of clause (A) through (F) thereof. If fewer than all the outstanding Series A Preferred Shares are to be redeemed pursuant to
Section 4(a), the Corporation will select those to be redeemed as nearly pro rata as practicable. Failure by the Corporation to give any notice described in this paragraph, or the formal insufficiency of any such notice, shall not prejudice or effect the rights of any holders of Series A Preferred Shares to cause the Corporation to redeem any such shares held by such holder.

                 The Corporation shall, within five business days of its having concluded that an Optional Redemption Event has occurred, transmit notice of such Optional Redemption Event to holders of Series A Preferred Shares, which notice shall set forth a description of such event. Such notice shall be mailed by means of certified mail (return receipt requested), postage paid, addressed to the holders of record of Series A Preferred Shares, at their respective addresses then appearing on the books of the Corporation and last known address (if different) and transmitted by facsimile to holders of Series A Preferred Shares that have provided the Corporation with facsimile instructions (at the facsimile number so provided). Any request for redemption given by the holder or holders of the Series A Preferred Shares pursuant to
Section 4(b) shall be mailed by means of certified mail

(return receipt requested), postage paid, addressed to the Corporation at its registered office, and transmitted by facsimile to the Corporation (at the following facsimile number: (281) 496-0884; or such other facsimile number as the Corporation provides by notice to holders of Series A Preferred Shares).
If any holder of Series A Preferred Shares making such request for redemption has not received notice of such Optional Redemption Event from the Corporation, but has concluded that an Optional Redemption Event has occurred, such holder shall include in such request for redemption a description of such Optional Redemption Event.

                 After the Redemption Date for any Series A Preferred Shares, the holder of such shares shall not be entitled to receive payment of the Redemption Price for such Shares until such holder shall cause to be delivered to the place specified in the notice given (which shall be at a reasonable location in the United States) with respect to such redemption the certificate(s) representing such Series A Preferred Shares and, if required by the Corporation, duly endorsed to the Corporation or in blank and accompanied by instruments of transfer to the Corporation. No interest shall accrue on the Redemption Price of any Series A Preferred Share after its Redemption Date.

                 At the close of business on the Redemption Date for any Series A Preferred Share, such Share shall (provided the Redemption Price of such Share has been paid or properly provided for in accordance with Section 6) be deemed to cease to be outstanding and all rights of any person other than the Corporation in such Share shall be extinguished on the Redemption Date (including all rights to receive future dividends with respect to such Share) except for the right to receive the Redemption Price, without interest, for the Shares in accordance with the provisions of this Section 4, subject to applicable escheat laws.

                 Subject to Section 3 hereof, the Corporation shall have the right at any time to acquire any Series A Preferred Shares from the owner of such Shares on such terms as may be agreeable to such owner without offering any other shareholder an equal opportunity to sell his stock to the Corporation, and no purchase by the Corporation from any shareholder pursuant to this paragraph shall be deemed to create any right on the part of any other shareholder to sell any Series A Preferred Stock (or any other stock) to the Corporation.

                 (d)      Redemption Subject to Applicable Law.
Notwithstanding the redemption rights granted to the holders of Series A Preferred Shares in this Section 4, the Corporation shall redeem shares of Series A Preferred Stock only if funds therefor are legally available under the TBCA, as from time to time amended, which as of the date of this Statement of Resolution provides that a corporation may effect a redemption only if (i) after giving effect to the redemption, the corporation would not be insolvent,
(ii) the net assets of the corporation are not less than the amount of the proposed redemption or (iii) funds are otherwise legally available therefor under the TBCA. Without limiting the generality of any provision hereof or of any applicable law, failure to redeem the Series A Preferred Shares in accordance with the requirements of this Section 4 shall result in the holders of such Shares having the voting rights specified in Section 2(b) or Section 2(c) and shall result in dividends continuing to accrue on such Shares (and all other rights and obligations continuing as set forth in this Statement of Resolution), and shall result in the payment of the Redemption Price of such Shares to continue as an obligation (but not to be deemed to be a debt) of the Corporation.

                 In the event that the total amount of funds legally available for redemption of shares of Series A Preferred Stock and any other Parity Stock is insufficient to redeem the Series A Preferred Shares and any shares of other Parity Stock that are the subject of a notice of redemption, then the Series A Preferred Shares and any shares of other Parity Stock shall be redeemed ratably based on the aggregate redemption amount payable with respect to the shares of Series A Preferred Stock and any shares of other Parity Stock then redeemable.

                 If a notice of redemption is given and the Corporation is unable to redeem the shares of Series A Preferred Stock that are the subject of such notice of redemption because funds therefor are not legally available to the Corporation as described above, the obligation of the Corporation to redeem such shares of Series A Preferred Stock shall continue until the Corporation redeems such Series A Preferred Stock in accordance with this Section 4(d).

                 5. Liquidation. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation (for the purposes of this Section 5, a "Liquidation"), before any distribution of assets shall be made to the holders of any Junior Stock of the Corporation, the holder of each Series A Preferred Share then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, an amount equal to the amount set forth below plus all dividends accumulated and unpaid on such Share on the date fixed for the distribution of assets of the Corporation to the holders of Series A Preferred Stock:

                 (A) if the Liquidation occurs within 12 months of the date of initial issuance of the Series A Preferred Shares, $104.50 per share;

                 (B) if the Liquidation occurs after 12 months from but within 24 months of the date of initial issuance of the Series A Preferred Shares, $102.25 per share;

                 (C) if the Liquidation occurs after 24 months from but within 36 months of the date of initial issuance of the Series A Preferred Shares, $101.125 per share; and

                 (D) if the Liquidation occurs after 36 months from the date of initial issuance of the Series A Preferred Shares, $100.00 per share.

                 If upon any Liquidation of the Corporation, the assets available for distribution to the holders of Series A Preferred Stock and any Parity Stock issued by the Corporation which shall then be outstanding (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay the holders of all outstanding Series A Preferred Stock and all such Parity Stock the full amounts (including all dividends accumulated and unpaid) to which they shall be entitled by reason of such Liquidation of the Corporation, then there shall be paid to the holders of the

Series A Preferred Stock in connection with such Liquidation of the Corporation, an amount equal to the product derived by multiplying the Total Amount Available times a fraction, the numerator of which shall be the full amount to which the holders of the Series A Preferred Stock shall be entitled under the terms of the preceding paragraph by reason of such Liquidation of the Corporation and the denominator of which shall be the total amount which would have been distributed by reason of such Liquidation of the Corporation with respect to the Series A Preferred Stock and all Parity Stock then outstanding had the Corporation possessed sufficient assets to pay the maximum amount which the holders of all such stock would be entitled to receive in connection with such Liquidation of the Corporation.

                 The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation (unless in connection therewith the Liquidation of the Corporation is specifically approved) or the share exchange with, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall not be deemed to be a Liquidation of the Corporation for the purpose of this Section 5.

                 The holder of any Series A Preferred Shares shall not be entitled to receive any payment owed for such Shares under this Section 5 until such holder shall cause to be delivered to the Corporation at such reasonable location in the United States as the Corporation may designate the certificate(s) representing such Series A Preferred Shares and, if required by the Corporation, duly endorsed to the Corporation or in blank or accompanied by instruments of transfer to the Corporation or in blank. As in the case of the Redemption Price, no interest shall accrue on any payment upon liquidation after the due date thereof, provided that the Corporation has duly provided therefor in Section 6 below.

                 After payment of the full amount of the liquidating distribution, the Series A Preferred Stock will not entitle the holder thereof to any further participation in any distribution of assets by the Corporation.

                 6.       Payments.   In the event a redemption is required
pursuant to Section 4 hereof and payment is not made with respect to the required number of Series A Preferred Shares 90 days after the Redemption Date or in the event of a liquidation occurs pursuant to Section 5 hereof and payment is not made with respect to all Series A Preferred Shares 90 days after the date fixed for distribution of assets of the Corporation, the Corporation shall be obligated to deposit funds for the payment of the Redemption Price for such Series A Preferred Shares pursuant to this Section 6. The Corporation may, but shall not be obligated to, provide funds for any payment of the Redemption Price for any Series A Preferred Shares prior to 90 days after the Redemption Date or any amount distributable with respect to any Series A Preferred Shares under Section 5 hereof prior to 90 days after the date fixed for distribution of assets of the Corporation by depositing such funds pursuant to this Section 6. The Corporation shall make any deposit of funds contemplated by this Section 6 with a commercial bank or trust company selected by the Corporation having a capital and surplus in excess of $100,000,000 and having its principal place of business in Houston, Texas, Dallas, Texas or New York, New York, in trust for the benefit of the holder of such Series A Preferred Shares under arrangements providing for such funds to be invested, to the greatest extent possible, in securities issued by the United States Department of Treasury and providing irrevocably for payment upon delivery of certificate(s) representing such Series A Preferred Shares and, if required by the Corporation, duly endorsed to the Corporation or in blank and accompanied by instruments of transfer to the Corporation. All interest and other income earned by any funds while they shall be deposited as contemplated by this Section 6 shall be paid to holders of Series A Preferred Shares receiving payments of funds deposited pursuant to this Section 6, pro rata based on the number of Series A Preferred Shares then entitled to receive payment of such funds.

                 Any payment which may be owed for the payment of the Redemption Price for any Series A Preferred Shares pursuant to Section 4 or the payment of any amount distributed with respect to any Series A Preferred Shares under Section 5 shall be deemed to have been "paid or properly provided for" upon the earlier to occur of: (i) the date upon which the funds sufficient to make such payment shall be deposited in a manner contemplated by the preceding paragraph or (ii) the date upon which a check payable to the person entitled to receive such payment shall be delivered to such person or mailed to such person at either the address of such person then appearing on the books of the Corporation or such other address as the Corporation shall deem reasonable, provided such check shall provide good funds when presented for payment, and provided further that in the event any holder of Series A Preferred Shares is entitled to receive over $3,000,000 as payment of the Redemption Price for such Shares and such holder has requested payment by wire transfer and provided payment instructions to the Corporation three days prior to the Redemption Date, the Corporation shall make such payment by wire transfer in accordance with such instruction.

                 7. Status of Reacquired Series A Preferred Shares. Shares issued and reacquired by the Corporation (including Series A Preferred Shares that have been redeemed) shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series, subject to later issuance.

                 8. Preemptive Rights. The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                 9. Ranking. The Series A Preferred Stock shall rank senior to the common stock, par value $.01 per share, of the Corporation, and all other series of the Corporation's Preferred Stock as to the payment of dividends, as to payments upon redemption and as to the distribution of assets upon liquidation, dissolution or winding up unless, after the approval under
Section 2(a) has been obtained, the terms of such other series provide otherwise.

                 10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

                 IN WITNESS WHEREOF, this Statement of Resolution has been executed by an officer of the Corporation, this 8th day of January, 1998.

                                     CARRIZO OIL & GAS, INC.



                                     By: /s/ S.P. JOHNSON IV
                                        ---------------------------------------
                                          S. P. Johnson IV
                                          President and Chief Executive Officer